Exhibit 4.19

Private & confidential

Dated: 30th June, 2008

STALOUDI SHIPPING CORPORATION

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

LOAN AGREEMENT
for a secured
loan facility of up to US$56,600,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

CLAUSE	HEADINGS	PAGE

23.	CHANGE OF LAW	24

24.	APPLICABLE LAW	24

25.	EXECUTION	25

SCHEDULE

1.	NOTICE OF DRAWING

THIS AGREEMENT is made this 30th day of June, 2008

BETWEEN

(1)

STALOUDI SHIPPING CORPORATION, a company organised and existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter the “Borrower” which expression shall include its permitted successors and assigns); and

(2)

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, Bremen and Hamburg, acting through its office in Bremen, Domshof 17, 28195 Bremen, Federal Republic of Germany (hereinafter called the “Bank” which expression shall include its successors and permitted assigns).

BY WHICH IT IS AGREED

1.	PURPOSE AND LOAN AMOUNT

This Agreement sets out the terms and conditions upon which the Bank will make available to the Borrower a floating interest rate loan facility in the sum of US$56,600,000 (United States Dollars Fifty six million six hundred thousand) (hereinafter called the “Loan” which expression shall also mean the balance thereof at any time outstanding hereunder), for the purpose of refinancing the existing loan indebtedness of the Borrower to the Bank and to provide working capital to the Borrower.

2.	CURRENCY OF THE LOAN-DEFINITIONS

2.1	Subject to the conditions and provisions of this Agreement, the whole amount of the Loan shall be advanced in Dollars.

2.2

The advancing or maintaining of the Loan (or any part thereof) in Dollars is subject to the fact that the then applicable currency regulations do not, in the reasonable opinion of the Bank, adversely affect the position of the Bank in relation thereto.

2.3	In this Agreement the following terms shall have the meanings given to them below:

“Banking Day” means a day (other than a Saturday or Sunday) on which banks and financial markets in London, Frankfurt/Main, Hamburg and Bremen are open for business and, in respect of a day on which a payment is required to be made hereunder, a day on which banks and financial markets are open for business in the main financial centre of the country in which such payment is to be made;

“Dollars” and “S” means the lawful currency for the time being of the United States of America in immediately available and transferable funds or such other funds as are customary for same day settlement of international Dollar transactions;

“Drawdown Date” means the date upon which the Borrower has requested that the Loan be advanced to it pursuant to Clause 3, or thereafter the date on which the Loan is actually advanced to the Borrower hereunder;

“Guarantee” means a guarantee and/or indemnity given or, as the context may require, to be given by the Guarantor in form and substance satisfactory to the Bank as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Master Agreement;

“Guarantor” means SAFE BULKERS INC., a company organised and existing under the laws of the Republic of Marshall Islands (and includes its successors) which shall give the Guarantee;

“Interest Period” shall have the meaning given to it in Clause 5.1;

“Loan Currency” means Dollars;

“Manager” means for the time being SAFETY MANAGEMENT OVERSEAS S.A., of Panama, having its registered office in Panama and an office established in Greece (32 Avenue Karamanli, POBox 70837, GR 16605 Voula, Athens) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) or any other person appointed by the Borrower, with the consent of the Bank, as the manager of the Vessel and includes its successors in title;

“Master Agreement” means any “Deutscher Rahmenvertrag (Rahmenvertrag Für Finanztermingeschäfte)” (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Bank and the Borrower during the Security Period, including each Schedule (if any) to the Master Agreement and each Confirmation exchanged pursuant to the Master Agreement;

“Master Agreement Liabilities” means all liabilities of the Borrower to the Bank under or pursuant to the Master Agreement, whether actual or contingent, present or future;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) any Master Agreement Liabilities, (c) all such expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Agreement, the Master Agreement and the other Security Documents to be payable by the Borrower to or recoverable from the Borrower by the Bank (or in respect of which the Borrower agrees in this Agreement, the Master Agreement and the other Security Documents to indemnify the Bank) and (d) all other sums of money from time to time owing by the Borrower to the Bank, whether actually or contingently under this Agreement, the Master Agreement and the other Security Documents:

“Pledged Account” means an account of the Borrower opened or to be opened with the Bank whereto the Pledged Deposit shall be deposited and maintained;

“Pledged Deposit” means, an amount equal to Two million Dollars ($2,000,000) shall be deposited into the Pledged Account;

“Security Documents” shall have the meaning given to them in Clause 10;

“Security Party” means the Borrower, the Manager, the Guarantor and any other person (other than the Bank) which is or may become a party to any of the Security Documents;

“Security Period” means the period commencing on the date hereof and terminating on the date upon which the whole of the Outstanding Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Bank under or in connection with the Security Documents;

“Total Loss” means:

(a) actual or constructive or compromised or arranged total loss of the Vessel; or

(b) requisition for title or other compulsory acquisition of the Vessel by a government entity otherwise than by requisition for hire; and

(c)

hijacking, theft, condemnation capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Vessel be released from such hijacking, theft, condemnation seizure capture arrest or detention within thirty (30) days after the occurrence thereof; and

“Vessel” means the dry bulk carrier “STALO” of 87,000 dwt constructed at IHIMU Yokohama, Japan in 2005 and registered in the ownership of the Borrower under the laws and flag of the Republic of Cyprus with IMO No. 9309485.

3.	DRAWDOWN

3.1

The Borrower may drawdown the full amount of the Loan on the Drawdown Date, such date being not later than 31st July, 2008 (the “Termination Date”) or such later date as the Bank in its sole discretion may agree in writing. Any portion of the Loan not drawn by the Termination Date shall be cancelled and shall thereafter not be available to the Borrower, unless the parties hereto agree otherwise.

3.2

The Borrower may make a request for the advance of the Loan by sending to the Bank a duly completed Notice of Drawing substantially in the form of Schedule 1 hereto (which shall be revocable up until the fourth Banking day, prior to the specified Drawdown Date - whereafter it will be irrevocable) to be received by the Bank not later than 12.00 a.m. (Hamburg/Bremen time) three (3) Banking Days prior to the Drawdown Date.

4.	TERM OF THE LOAN

4.1

The Loan is to be made available to the Borrower for a period commencing on the Drawdown Date and ending, subject to the terms and conditions of this Agreement, fifteen (15) years thereafter, provided, however, that the Bank shall be entitled on the 10th anniversary of the Drawdown Date by notice to the Borrower to declare that the obligation of the Bank to make the Loan available is terminated and demand full repayment of the Outstanding Indebtedness, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice which are expressly waived by the Borrower.

4.2

The period commencing on the date hereof and terminating upon all the moneys payable or to become payable at any time pursuant to this Agreement, the Master Agreement and/or the other Security Documents shall have been paid and discharged in full is herein called the “Security Period”.

5.	INTEREST AND INTEREST PERIODS

5.1

The Borrower shall pay interest on the Loan (or such relevant part) in respect of each Interest Period relating thereto (hereinafter the “Interest”) on the last day of such Interest Period at the rate per annum determined by the Bank to be the aggregate (hereinafter the “Basic Rate”) of (i) the Margin and (ii) Libor.

5.2	In this Agreement:

	(a)	“Interest Period” shall mean each period for the calculation of Interest in respect of the Loan (or such part thereof) ascertained in accordance with Clause 5.3 and 5.4;

	(b)	“Margin” shall mean zero point nine zero per centum (0.90%) per annum;

(c)

“Libor” shall mean the rate of interest applicable to the Loan (or the relevant part thereof) for each Interest Period relative thereto and being the rate per annum determined by the Bank to be equal (rounded upwards, if necessary, to the nearest one sixty-fourth of one per centum (1/64%)) to the offered rate for deposits in Dollars or, as the case may be, the relevant for a term co-extensive with such Interest Period as set forth on the Reuters Page FRBD at approximately 11:00 a.m. London time on the second Banking Day prior to the commencement of such Interest Period; provided always that if such offer rate is not available, for whatsoever reason, on the Reuters Page FRBD at approximately 11:00 a.m. London time then Libor for such Interest Period shall mean the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one sixty-fourth of one per centum (1/64%)) of the rates communicated by the Reference Banks to the Bank as the rates at which each such Reference Bank would offer a deposit in Dollars for a period equal to such Interest Period in an amount equivalent to or comparable with the amount of the Loan or the relevant part (thereof) to prime banks in the London Interbank Market at approximately 11:00 a.m. London time on the second Banking Day prior to the commencement of such Interest Period; provided always, that if any of the Reference Banks fails so to communicate a rate, Libor shall be determined by reference to the rate or rates offered by the remaining Reference Bank or Reference Banks;

	(d)	“Reference Banks” shall mean Deutsche Schiffsbank Aktiengesellschaft, The Royal Bank of Scotland, Plc. and Barclays Bank Plc.

5.3

The Borrower may by written notice to the Bank not later than 11:00 a.m. (Hamburg time) three (3) Banking Days prior to the Drawdown Date and thereafter on the second Banking Day prior to the commencement of each Interest Period select at its option in relation to the Loan (but not in relation to a part thereof) whether the length of the ensuing Interest Period shall be of three (3), six (6) or twelve (12) months or request an Interest Period of a different duration to which the Bank, in this case at its option, may agree.

5.4

If the Borrower fails to make a selection or request in respect of an Interest Period in accordance with the provisions of this Clause, the Borrower shall be deemed to have selected for such an Interest Period either a duration of six (6) months or, in case that funds in the amount of the Loan are not available for six (6) months, any other of the aforesaid periods which the Bank may reasonably and in good faith determine.

5.5

The first Interest Period in respect of the Loan shall commence on the Drawdown Date and subsequent Interest Periods shall commence forthwith upon the expiry of the previous Interest Period. Interest shall be calculated on the Loan as from the commencing date of each Interest Period to the last day of such Interest Period and shall be paid on the last day of such Interest Period or, in the case of Interest Periods of more than six (6) months, by instalments, the first such instalment being payable six (6) months from the commencement of the Interest Period and the subsequent instalments at intervals of six (6) months thereafter or, if shorter, the period from the date of the preceding instalment until the last day of the relevant Interest Period.

5.6

In the event that a Repayment Instalment or Instalments (as such terms are defined hereinafter) fall due on a day of an Interest Period other than the last day of such an Interest Period, the Interest to be paid by the Borrower in relation to such an Interest Period shall be the aggregate of (i) the interest accruing on the Repayment Instalment or Instalments from the beginning of such Interest Period to the date when each such Repayment Instalment was made and (ii) the Interest accruing on the balance of the Loan (namely the amount of the Loan outstanding after the Repayment Instalment or Instalments have been made) from the date when the last such Repayment Instalment was made during the Interest Period in question to the last day of such an Interest Period.

5.7

In the event that the Borrower fails to pay on its due date any amount payable under this Agreement (other than of disbursements and expenses referred to in Clause 9.5) the Borrower shall pay interest (hereinafter “Default Interest”) on such sum, on demand, from the due date thereof up to the date of actual payment, at a rate (hereinafter “Default Rate”) determined by the Bank to be the aggregate of (i) two per centum (2%) p.a. and (ii) the funding cost of the Bank. If for the reason specified in Clause 5.8(b) the Bank is unable to determine a rate in accordance with the provisions of this Clause 5.7, the Default Interest on any sum not paid on its due date for payment shall be calculated at a rate determined to be one and one half per centum per annum (1-1/2%) above the aggregate of (i) the Margin and (ii) the cost of funds to the Bank.

5.8

If two Banking Days, prior to the commencement of an Interest Period, including the initial Interest Period, the Bank shall reasonably determine (such reasonable determination to be conclusive and binding upon the Borrower) that:

	(a)	the Loan Currency will not be available to the Bank in such amounts as are required for the funding of the Loan or the relevant part thereof for such Interest Period, or

	(b)	by reason of changes affecting the London Interbank Eurocurrency Market adequate and fair means do not exist for ascertaining Libor, or

	(c)	the applicable currency regulations do forbid, aggravate or restrict the granting or maintaining of the Loan or the relevant part thereof in the Loan Currency, or

(d)

the rate at which deposits in the Loan Currency are offered by the Reference Banks to prime banks in London doesn’t accurately reflect the cost of the Bank of making or maintaining the Loan or the relevant part thereof during such Interest Period, then the Bank shall forthwith give notice thereof to the Borrower, and the Borrower and the Bank shall enter into negotiations in order to find a mutually satisfactory alternative basis for the advance or, as the case may be, the continuation of the Loan. This alternative basis may include alternative currencies, alternative interest rates or alternative interest periods, but shall include a margin above the cost of the funds to the Bank equal to the Margin. If within thirty (30) days from the notice of the Bank being received by the Borrower the parties hereto have not agreed on any such alternative basis, the Loan shall be (i) if not advanced, cancelled or (ii) if advanced, repaid. The Borrower shall have the right to repay the Loan, without premium or penalty, on the last day of such thirty-days or, if agreed by the parties hereto, earlier, together with accrued interest thereon calculated on a daily basis from the expiry of the Interest Period in question up to the date of such repayment at a rate being the aggregate of (i) the Margin, (ii) the rate, or arithmetic means of rates, at which the Bank was able to fund the Loan from time to time during the period of negotiations and (iii) all other amounts due under this Agreement, the Master Agreement and the other Security Documents.

5.9	Interest and Default Interest shall be calculated on the basis of exact number of days elapsed and a year of 360 days.

5.10

The Borrower may, for the purpose of managing interest rate risks, request the Bank to enter into the Master Agreement with the Borrower, pursuant to which the Borrower may enter into Transactions (as such term is to be defined in the Deutscher Rahmenvertrag) with the Bank.

6.	REPAYMENT - PREPAYMENT

6.1

The Loan shall be repaid by (i) thirty (30) consecutive semi-annual Repayment Instalments, commencing with the first Repayment Instalment on the date falling six (6) months from the Drawdown Date; each of such Repayment Instalments shall be in the amount of $1,820,000 (One million eight hundred twenty thousand Dollars) and (ii) by an additional payment of $2,000,000 (Two million Dollars) (the “Balloon Instalment”) which shall be payable together with the last Repayment Instalment one hundred and eighty (180) months from the Drawdown Date (the “Final Maturity Date”);

Provided always, that on the Final Maturity Date the Borrower shall pay to the Bank any and all amounts then outstanding or payable under this Agreement, the Master Agreement and the other Security Documents.

In this Agreement “Repayment Instalments” shall mean the thirty (30) consecutive semi-annual instalments described in this Clause 6.1 and in the singular shall mean any of them.

6.2	The Borrower may prepay without premium or penalty the whole or any part of the Loan on the last day of any Interest Period relating thereto, provided that:

	(a)	the Bank shall have received from the Borrower not less than 10 Banking Days prior written notice of its intention to make such prepayment;

	(b)	the amount of any such partial prepayment shall be equal to the amount of a Repayment Instalment or a higher integral multiple thereof;

	(c)	no amount prepaid can be re-borrowed;

(d)

each prepayment shall be made together with accrued interest on the amount prepaid and all other sums payable thereon under the terms of this Agreement and if such prepayment is not made on the last day of an Interest Period relating to the amount prepaid together with any loss the Bank has suffered as a result of such a prepayment being made on a date other than the last day of an Interest Period and, for the purpose of this Clause, shall mean the difference between the applicable LIBOR for the relevant Interest Period and the interest rate the Bank may obtain by depositing the amount so prepaid; and

	(e)	the amount of any such partial prepayment shall be applied against the Repayment Instalments outstanding, at the time of such prepayment in direct order of maturity.

6.3

In case the Vessel becomes a Total Loss or suffers damage or is involved in an incident which may, in the reasonable opinion of the Bank, result in the Vessel being subsequently determined to be a Total Loss (i) prior to the Drawdown Date, this Agreement shall be cancelled or (ii) in case the Loan has been already advanced, the Borrower shall prepay the Loan, without penalty, premium or prepayment fee, within one hundred and twenty (120) days of such Total Loss or, as the case may be, after the date on which the incident which may, in the reasonable opinion of the Bank, result in the Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss arc or Requisition Compensation is received by the Borrower (or the Bank pursuant to the Security Documents), together with accrued interest to the date of prepayment and all other sums including, without limitation, any amounts payable by the Borrower to the Bank under this Agreement, the Master Agreement and the other Security Documents. For the purpose of this Agreement a Total Loss shall he deemed to have occurred:

(a) in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date the Vessel was last reported;

(b)

in the case of constructive total loss of the Vessel, on the actual date and at the time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being, (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and at the time at which a total loss is subsequently and finally adjudged by a competent court of law to have occurred;

(c) in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;

(d)

in the case of requisition of title or other compulsory acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs (hereinafter “Compulsory Acquisition”); and

(e)

in the case of hijacking, theft, condemnation, confiscation capture, detention or seizure of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any government entity, which deprives the Borrower of the use of the Vessel, on the expiry of the period of sixty (60) days following the date upon which the relevant hijacking, theft, condemnation confiscation, capture, detention or seizure occurred.

7.	FEES-COMMITMENT COMMISSION

7.1	The Bank will charge to the Borrower an arrangement fee of $80,000 (Dollars Eighty thousand) which is due and payable on the Drawdown Date.

8.	PAYMENTS

8.1

Unless otherwise agreed by the Bank all moneys owed by the Borrower hereunder are payable in the currency in which they have become due and are payable free and clear of any deductions of whatsoever nature to such account and with such bank as the Bank shall notify to the Borrower from time to time.

8.2

The Borrower shall continue to be under its payment obligation pursuant hereto until the relevant amount due has been credited to the account notified by the Bank to the Borrower in accordance with Clause 8.1.

8.3	In case a payment date is not a Banking Day at the place where such payment is to be made then the payment shall be made on the first following Banking Day unless the first following Banking Day Calls in the next succeeding calendar month in which case the payment shall be made on the preceding Banking Day.

8.4	All moneys received by the Bank under or pursuant to this Agreement and/or any of the other Security Documents shall be applied by the Bank in the following manner:

	(a)	firstly: in or towards payment of all unpaid fees and expenses which may be owing to the Bank under this Agreement, the Master Agreement or any of the other Security Documents;

	(b)	secondly: in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof,

	(c)	thirdly: in or towards repayment of the Loan;

	(d)	fourthly: in or towards payment to the Bank of the Master Agreement Liabilities:

(e)

fifthly: in or towards payment of any loss suffered by reason of any such payment in respect of principal not being effected on the last day of the Interest Period relating to the part of the Loan repaid;

	(f)	sixthly: in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

	(g)	seventhly: the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

9.	COSTS, EXPENSES AND DAMAGES

9.1	Subject to the provisions of this Agreement, the Borrower undertakes to pay to the Bank on demand:

(a)

all reasonable expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank in connection with the negotiation, preparation, execution and, where relevant registration of this Agreement, the Master Agreement and any of the other Security Documents (as hereinafter defined); and

(b)

all reasonable expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or preservation of any rights under, this Agreement, the Master Agreement and/or any of the other Security Documents (as hereinafter defined), or otherwise in respect of the moneys owing under this Agreement, the Master Agreement and/or any of the other Security Documents (as hereinafter defined).

9.2

The Borrower shall bear all state and local taxes and dues which are levied outside the Federal Republic of Germany on the capital, the repayments, the interest and other payments, today or in future related to this Loan. This provision concerns all taxes and dues of any kind, whether of direct or indirect personal or real character (as e.g.

withholding tax, income tax, capital tax, trade tax and turnover tax), whether they are levied on any payment made by the Borrower to the Bank under and in accordance with the terms of this Agreement and/or the Master Agreement and/or any of the other Security Documents (as hereinafter defined) or on the property mortgaged to the Bank by the Borrower for reason of any legal or real events (herein collectively referred to as “taxes”). This provision must be understood in its broadest sense so as to entitle the Bank which fixes the rate of interest without regard to any non-German taxes, to pass on to the Borrower any taxes accruing outside the Federal Republic of Germany. Such taxes and dues will be charged to the Borrower also if for reason of any legal or authoritative regulations they are to be collected from the Bank. Such taxes and dues collected from the Bank must be reimbursed by the Borrower within thirty (30) days after it is informed to this effect. Any failure of the Borrower to remit to the Bank full payments required hereunder for any reason whatsoever shall constitute a default far non-payment as defined under Clause 13.

9.3

Within thirty days of each payment by the Borrower hereunder of tax or in respect of taxes, the Borrower shall deliver to the Bank evidence satisfactory to the Bank (including all relevant tax receipts) that such tax has been duly remitted to the appropriate authority.

9.4

If the Bank should become liable to any tax (other than on overall income or aggregate property) or be subject to any reserve requirement against any assets of, deposits with or loans by the Bank or special deposit requirement the result of which will be to increase the cost to the Bank of making or maintaining the Loan or to reduce the amounts of moneys otherwise receivable by the Bank hereunder in either case by an amount the Bank shall deem material, then the Borrower will pay to the Bank on demand such additional interest on the Loan as will compensate the Bank for such additional cost or such reduction (as the case maybe).

9.5

All amounts so disbursed or expended by the Bank shall bear interest at 1% p.a. over the Bank’s funding cost from the 31st day after receipt of the relevant invoice by the Borrower until the time of refunding or repayment thereof.

9.6

In case interest for the Loan has been fixed and the Borrower does not take the Loan or any part thereof or does not meet with the agreed conditions precedent set out in Clause 12 or the Bank for one of the reasons mentioned under Clause 13 refuses disbursement of the Loan or the Bank prematurely demands repayment of the Loan or any part thereof in accordance with the terms of this Agreement, the Bank is entitled either to insist on performance or to withdraw from this Agreement and to claim damages for nonperformance.

9.7

The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any expense or loss, which the Bank shall prove as sustained or incurred as a consequence of:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Bank) to hedge any exposure arising under this Agreement or that part which the Bank determines is thirty attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

10.	SECURITIES

10.1

To secure all its obligations under this Agreement and the Master Agreement, the Borrower shall execute and deliver and/or shall procure the execution and delivery to the Bank (as the case may he) of the following Security Documents (as hereinafter defined) and notices all to be substantially in form satisfactory to the Bank:

	(a)	Mortgage

a first priority statutory Cyprus ship mortgage over the Vessel and the Deed of Covenant supplemental thereto (herein together referred to as the “Mortgage”).

	(b)	Assignment of Vessel’s Insurances, Earnings and Requisition Compensation

In relation to the Vessel, a first priority assignment in respect of: (i) all claims and benefits under all insurance policies and Protection and Indemnity Insurances and the proceeds thereof which have been or will be arranged pursuant to the terms hereof and of the Mortgage. The Borrower shall execute and deliver notices of assignment and cause the Vessel’s insurers to attach such notice to the insurance policies; (ii) all charter hire, freights and other earnings or income or claims for income of the Vessel or any other amount due or to become due under any charter or other employment contract (including compensation or other indemnity) (herein “Earnings”); the Bank is entitled to notify such assignment to any relevant party at any time during the Security Period; and (iii) all sums of money or other compensation from time to time payable by reason of requisition for title or other compulsory acquisition of the Vessel, otherwise than by requisition for hire (all the aforesaid assignments hereinafter referred to as the “General Assignment”);

	(c)	Manager’s Undertaking

an undertaking (the “Manager’s Undertaking”) to be executed by the Manager in favour of the Bank, whereby the Manager would agree to subordinate all and any claims it may have against the Borrower and/or the Vessel under the Management Agreement or otherwise, to the claims and rights of the Bank pursuant to this Agreement and the Master Agreement; and

	(d)	Account Pledge Agreement

an agreement to be made between the Borrower and the Bank for the creation of a pledge in favour of the Bank over the Pledged Account, in form to be agreed between the Bank and the Borrower (the “Account Pledge Agreement”).

	(e)	Charterparty Assignments

an assignment of (i) the time-charter entered into between the Borrower, as owner and Intermare Transport GMBH, of Hamburg, Germany, as charterer, dated 13th July, 2007 providing for the employment of the Vessel until September, 2009, at a minimum net daily hire of $45,348 and (ii) the time-charter entered into between the Borrower, as owner and Dallchi Chuo Kisen Kaisha, of Tokyo, Japan, as charterer, dated 8th November, 2007 providing for the employment of the Vessel from April 2010 until April, 2015, at a minimum net daily hire of $33,733 (and shall include any addenda thereto) and after the termination thereof the assignment of any other any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of the Vessel for a period for more than 12 months to be made between the Borrower and any charterer (and shall include any addenda thereto) on terms and conditions acceptable to the Bank, executed or (as the context may require) to be executed by the Borrower in favour of the Bank and in respect of each such charterparty the acknowledgement of notice of the assignment in respect thereof to be given by the relevant charterer (the “Charterparty Assignments”);

	(f)	Guarantee

a guarantee and/or indemnity given or, as the context may require, to be given by SAFE BULKERS INC., of Marshall Islands (the “Guarantor”) as security for the Outstanding Indebtedness.

10.2

The Mortgage, the General Assignment, the Account Pledge Agreement, the Manager’s Undertaking, the Charterparty Assignments, the Guarantee, the Master Agreement and as the context may require this Agreement and any other documents which may now or hereafter be executed as security for the repayment of the Loan, interest thereon and Default Interest and any other moneys payable hereunder and under the Security Documents are herein collectively referred to as “the Security Documents”.

10.3

The Borrower hereby undertakes that if the aggregate of (i) the market value of the Vessel as established by an expert valuer mutually accepted to the Bank and the Borrower at the end of December of each year during the Security Period (provided that any such valuation is considered necessary by the Bank) and (ii) the market value of any additional security for the time being actually provided to the Bank pursuant to Clause 10.3 (excluding the Pledged Deposit) falls below One hundred percent (100%) of the Loan during the first three (3) years of the loan period, at least One hundred ten percent (110%) of the Loan during the subsequent three (3) years of the loan period and thereafter below

One hundred and twenty percent (120%) of the Loan it will within fifteen days of being notified by the Bank to the Borrower of such shortfall either:

	(a)	provide the Bank with additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall in an account and manner to be determined by the Bank; or

(b)

prepay (subject to, and in accordance with Clause 6) such part of the Loan as will ensure that the aggregate of (i) the market value (determined as aforesaid) of the Vessel and (ii) the market value of any such additional security is after such prepayment as set forth hereinabove in this Clause 10.3.

11.	INSURANCES

11.1

The Borrower must at its cost and expense, and in accordance with the provisions of this Agreement and of the Mortgage, effect prior to Drawdown Date and maintain during the whole Security Period the insurances (herein “Insurances”) in respect of the Vessel on terms and conditions and with brokers and insurers acceptable to the Bank covering her market value but in any event in an amount not less than 115% of the Loan against:

	•	hull and machinery marine and other associated risks in the London/New York/Japan and European Markets;

	•	war risks with the Hellenic Mutual War Risks Association:

•

protection and indemnity (including the usual oil pollution as provided in Clause 5.1(b) of the Deed of Covenant referred to in Clause 10.1(a)) risks with a protection and indemnity association which is a member of the International Group of P&I Clubs;

	•	(when applicable) lay-up insurance

and otherwise as set forth in more detail in the Mortgage.

11.2

At the expense of the Borrower, the Bank will take out during the Security Period a mortgagee’s interest insurance on the London Market and on conditions acceptable to the Bank in an amount equal to 110% of the amount of the Loan, provided however, that the cost of such insurance shall not exceed the cost which the Borrower would have incurred, had the Borrower taken such insurance on the same conditions of cover through its own London broker, and provided further, that if the Bank decides to effect such insurance on other conditions (German wording) the Bank shall pay the difference (if any) of the cost of such insurance cover and the London market cover.

11.3

If the Vessel navigates in an “additional Premium Area” as declared from time to time by the Hellenic Mutual War Risks Association or by insurance underwriters, the Borrower will (a) take out appropriate insurance cover and (b) notify the Bank. Failure of the Borrower to notify the Bank will not constitute an Event of Default.

12.	AVAILABILITY

12.1	The Loan will be made available as soon as the Borrower has complied with the following conditions:

(a)

the Borrower shall have accepted the terms hereof, such acceptance to be evidenced by the execution of this Agreement and, if the Borrower so requires, the Master Agreement by a duly authorised officer or attorney on the Borrower’s behalf;

	(b)	the Bank shall have obtained sufficient proof that the Borrower is duly constituted and is legally existing and in good standing pursuant to the laws of the place of its incorporation;

(c)

the Bank shall have received (i) a copy, certified by the Secretary or the Assistant Secretary or a Director of the Borrower to be a true and complete copy, of (i) resolutions of the Board of Directors of the Borrower and resolutions of the shareholders of the Borrower and (ii) resolutions of the Board of Directors of the Guarantor, authorising execution of this Agreement and the Master Agreement and/or, as the case may be, the Security Documents to which each is or is to be a party as well as all other relevant documents and (ii) the original of any Power of Attorney issued by the Borrower and the Guarantor pursuant to the aforesaid resolutions;

(d)

the Bank shall have received evidence satisfactory to it that the Vessel is duly registered and documented in the name of the Borrower under Cyprus flag free and clear of any encumbrances, liens and debts of any kind or nature whatsoever with the exception of the Mortgage and the General Assignment;

(e)

the agreed Security Documents and notices referred to hereinabove have been duly executed by authorised signatories, registered in accordance with the relevant laws of the place of registration and delivered to the Bank’s lawyers;

(f)

the Bank shall have received evidence satisfactory to it, that the Insurances in respect of the Vessel have been effected in accordance with the provisions of this Agreement and the Mortgage and are in effect and that the interest of the Bank in respect of such Insurances has been duly noted;

	(g)	the Bank shall have obtained copies of all class certificates in respect of the Vessel;

(h)

the Bank or its lawyer shall have received evidence that all relevant governmental or quasi governmental approvals, consents or licenses as referred to herein or otherwise required in respect of the Loan and its repayment to the Bank have been obtained and are in full force and effect;

	(i)	the Bank shall have received all such further documents including legal opinions as the Bank may deem reasonably necessary;

(j)

the Bank shall have received a copy (duly certified to be a true and complete) of the management agreement (herein the “Management Agreement”) in respect of the Vessel entered into between the Borrower and the Manager; and

(k)

the Bank, if deemed necessary, shall have received a satisfactory to the Bank physical condition survey report on Vessel together with a comprehensive record inspection from a surveyor appointed by the Bank, at the Borrower’s expense; and

(l)

the Bank shall have received the written confirmation (in terms satisfactory to the Bank) that the person named in Clause 24.5 has accepted its appointment by the Borrower, the Guarantor and the Manager as their agent for the acceptance of service of legal process in respect of any proceedings hereunder and under the Security Documents.

13.	EVENTS OF DEFAULT

13.1

The Bank may by notice given to the Borrower declare that all amounts outstanding under this Agreement shall become immediately due and payable and any obligation of the Bank to make further advances shall cease automatically without any further act on the part of the Bank, if one or more of the following events (herein “Event(s) of Default”) shall occur:

	(a)	if any Security Party fails to pay when is due any instalment of principal or interest or other sums payable hereunder; or

(b)

if any Security Party materially defaults in the performance or observance of any other obligation, covenant, agreement, term, undertaking, condition or provision contained in this Agreement, the Master Agreement and the other Security Documents and such default is not remedied within fourteen (14) days after it was brought to the Borrower’s attention; or

(c)

if any representation or warranty made in this Agreement, the Master Agreement or in any of the other Security Documents or in any certificate, statement or other document delivered in connection with the execution and delivery hereof or thereof shall prove to have been incorrect in any material respect when made; or

(d)

if any Security Party becomes insolvent or bankrupt or becomes unable to pay its debts as they mature or makes any composition with or assignment for the benefit of its creditors or applies for or consents to or sustains the appointment of an insolvency trustee or receiver in respect of its assets or a substantial part thereof or ceases or threatens to cease to carry on business; or

	(e)	if the Loan or any part thereof has not been utilised for its intended purpose; or

	(f)	if the Vessel without prior written approval of the Bank is sold or otherwise disposed with or abandoned (with the exception of a Total Loss), during the Security Period; or

	(g)	if any other loan granted to any Security Party is in default; or

(h)

if the Borrower fails to execute and deliver any amendment to the Mortgage or any Security Party fails to execute and deliver any amendment to any other Security Document to which is or is to be a party or other instrument reasonably judged necessary or expedient by the Bank to effectuate the intent of this Agreement to the satisfaction of the Bank; or

	(i)	if it becomes unlawful for the Borrower to pay its debts under the relevant Security Document to which is or is to be a party ; or

	(j)	if the Mortgage does not receive the agreed priority or if its legal validity or priority is contested and defeated; or

	(k)	if any Security Party’s assets pass to any person or company by way of universal succession without the prior written approval of the Bank; or

	(l)	if the class of the Vessel is suspended; or

(m)

if the Borrower has not proved to the Bank within two weeks after being requested that maritime liens or rights of detention in respect of the Vessel or that all claims ranking in priority of a mortgage under any applicable law have been duly discharged and satisfied, unless such liens, rights of detention or claims are defended against in Court or sufficient security has been provided by the Borrower to the relevant third parties in respect of such liens, detention, rights and/or claims; or

	(n)	if without the prior written consent of the Bank, there is a change in the beneficial ownership, control of the Borrower and/or the Vessel or a change of the Manager,

provided however that no demand by the Bank shall be required under this Clause 13.1 if an Event of Default under sub-Clause (d) of this Clause 13.1 shall have occurred.

14.	REPRESENTATIONS AND WARRANTIES - COVENANTS

14.1	The Borrower hereby represents and warrants that:

(a)

the execution and delivery by the Borrower, the Guarantor and by any other party (other than the Bank) of this Agreement, the Master Agreement and the Security Documents to which each is or is to be a party is within the respective party’s corporate authority, has been duly authorised by proper corporate action and does not and will not contravene any provision of any applicable law or of the respective party’s statutes or of any agreement binding upon it;

(b)

each Security Party has obtained all approvals and consents from all relevant governmental and quasi-governmental authorities necessary under any applicable law for the execution and delivery by it of this Agreement, the Master Agreement, the Security Documents to which is or is to be a party and of any document or instrument delivered or to be delivered pursuant hereto and thereto and for the performance by it of any and all of its obligations hereunder and thereunder;

(c)

to the knowledge of the Borrower’s directors, there are no actions, suits or proceedings pending or threatened to be taken against, or affecting any Security Party or its property before any court or tribunal or before any governmental or quasi-governmental authority nor is any Security Party in default with respect to any order, writ, injunction, claim or demand of any court or any governmental or quasi-governmental authority, which may, in both the abovementioned cases, substantially affect its solvency or its ability to pay its debt or perform its obligations or affect a substantial part of its property;

(d)

this Agreement, the consummation of the transactions herein contemplated and the fulfilment of the terms hereof and the compliance by each Security Party with all of the terms and conditions of this Agreement, the Master Agreement and the Security Documents to which is or is to be a party and all documents and instruments referred to herein and/or delivered pursuant hereto or thereto will not result in any breach by it of the terms, conditions or provisions of, or constitute a default under its corporate papers, any indenture, a bank loan or credit agreement or instrument by which any Security Party is bound and will not result in the creation of any lien, charge or encumbrance (other than the Mortgage and the General Assignment) upon any of its property or assets;

(e)	each Security Party is duly incorporated and legally existing and in good standing under the law of the place of its incorporation;

(f)

the Borrower will not engage itself in any further business resulting in any obligation whatsoever other than those incurred in the ordinary course of its business or in connection with the operation of the Vessel;

(g)

any proceedings taken in relation to this Agreement, the Master Agreement and the other Security Documents, the choice of the laws as outlined in Clause 24 and any judgment obtained in relation to this Agreement will be recognised and enforced;

(h)

to the extent that it may in any relevant jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction;

(i)

except with the prior consent of the Bank, none of the Security Parties (other than the Guarantor) will, either by single transaction or by a series of transactions whether related or not and whether voluntarily or involuntarily, entered into, sell, transfer, lease or otherwise dispose of all or of a substantial part of its assets;

	(j)	except with the prior consent of the Bank, none of the Security Parties will enter into any amalgamation or merger with any other party or do or consent to be done anything analogous to the foregoing;

(k)

the Borrower is the beneficiary within the meaning of section 8 of the German Money Laundering Act (“Gesetz gegen das Aufspüren von Gewinnen aus schweren Strafttaten” or Geldwäschegesetz”) for each part of the Loan made or to be made available to it and it will promptly inform the Bank by written notice if it is not, or ceases to be, the beneficiary and notify the Bank in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, they have an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the other Security Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community); and

	(l)	it has complied with all legal, quasi-legal or other requirements (including compliance with the provisions of the ISM Code) relative to or imposed upon its business and/or the Vessel.

14.2	The above representations and warranties shall he deemed repeated as of each date throughout the Security Period.

14.3	The Borrower hereby covenants and undertakes with the Bank to immediately notify the Bank if:

	(a)	the Borrower’s entire business is substantially reduced, the operation of the Vessel is suspended or laid-up for more than two months or a change in the Vessel’s management occurs;

	(b)	the Vessel is deleted from her present ships’ register or loses the right to fly the flag of her home country;

	(c)	the Vessel is arrested or put to public auction or the Borrower otherwise wholly or partly loses its power of disposal of the Vessel;

	(d)	the Vessel becomes involved in maritime or other court proceedings or is being encumbered with a mortgage by court order;

	(e)	the Vessel sustains an average damage or has been salvaged from distress at sea or has made use of third party assistance;

	(f)	maritime liens, a right of retention or claims due under ship mortgages are put forward against the Vessel;

	(g)	the Vessel has become a Total Loss (as defined in the Mortgage), has been abandoned or becomes unworthy for repair; and

	(h)	the Vessel has lost her assisted classification.

14.4

The Borrower hereby undertakes with the Bank that as and from the date of this Agreement and throughout the Security Period, without the prior written consent of the Bank (not to be unreasonably withheld) the Borrower:

(a)

shall not incur or agree to incur any indebtedness or material liability (whether by way of loan, credit facilities or otherwise) nor shall it make any commitments other than those occurring in the ordinary course of the trading or the management of the Vessel;

(b)

subject to Clause 13.1(m), shall not issue or agree to issue or procure the issue of any guarantee in favour of any person or legal entities other than in connection with the ordinary trading and operation of the Vessel;

	(c)	shall not mortgage, charge or otherwise encumber the Vessel, her Insurances or her Earnings or any of its other assets or rights other than in favour of the Bank;

	(d)	shall not issue any further shares in its capital;

(e)

so long as an Event of Default has occurred and is continuing, shall not declare or pay any dividends upon any of its outstanding shares or stock or otherwise dispose of any assets to any of its shareholders in cash or in any other manner;

(f)

shall not pay out of its funds to any company or person except in connection with the administration of the Borrower, the management and the operation and/or repair of the Vessel or the servicing of the Loan or as otherwise permitted by or pursuant to this Agreement and the relevant Security Document to which it is a party;

	(g)	shall not permit any change in the ownership of its share capital (or any part thereof) and/or any change in the ownership or the management of the Vessel; and

	(h)	shall not appoint as manager of the Vessel any person other than the Manager and then upon such terms and conditions as the Bank shall in its discretion approve.

14.5	The Borrower shall furnish the Bank as soon as practicable but not later than 180 days after the periods specified with:

(a) its annual, unaudited profit and loss accounts and balance sheets; and

(b)

the unaudited quarterly and annual audited combined or consolidated profit and loss accounts and balance sheets of the Guarantor, prepared in accordance with generally accepted accounting principles consistently applied;

in each case, as soon as practicable but not later than 180 days after the end of the financial year concerned, prepared in accordance with generally accepted accounting principles consistently applied.

14.6

The Borrower shall ensure that the Guarantor will observe and perform any and all covenants and undertakings contained in the Guarantee, including, but without limitation, those under clause 6.10 of the Guarantee.

14.7

The Borrower shall procure that the Pledged Account be opened by the Borrower, as pledgor, and the Pledged Deposit be maintained therein throughout the Security Period. The amount of the Pledged Deposit for the time being standing to the credit of the Pledged Account shall bear interest at LIBOR plus Margin for deposits in Dollars for periods equal to the Interest Periods fixed for the Loan and in an amount comparable with the amount of the Pledged Deposit; such interest to be credited to the Pledged Account at the expiry of each such period and to be freely available to the Borrower.

14.8

The Borrower shall provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank’s own internal guidelines applicable from time to time to identify the Borrower and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved in or affected by the transaction(s) contemplated by this Agreement.

15.	JUDGEMENT CURRENCY

15.1

If for obtaining judgment in any court it is necessary or advisable for the Bank to convert any amount owed pursuant hereto into another currency then such conversion shall be deemed to be made at the rate of exchange prevailing the day before the Bank’s action is brought into court with prime banks in the country of such court.

15.2

If in such case due to alterations of the exchange rate the amount finally received by the Bank shall be insufficient to cover the amount owed, then the Borrower shall pay to the Bank the amount required to compensate for such remaining debt.

16.	WAIVERS

16.1

No failure or delay on the part of the Bank to exercise any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any such power or right preclude any other or further exercises thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

17.	INVALIDITY-INCREASED COST

17.1

In the event that this Agreement, the Master Agreement, the other Security Documents or any of the documents or instruments which may from time to time be delivered hereunder or thereunder or any provision thereof shall be deemed invalidated by present or future law of any nation or by decision of any court this shall not effect the validity and/or enforceability of all or any other part(s) hereof or thereof and in such case the parties shall execute and deliver such other and further agreements and/or any other documents and/or instruments and do such things as the Bank in its sole reasonable discretion may deem to be necessary to carry out the intent of this Agreement.

17.2

If the result of (a) any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies) by any governmental authority in any country the laws or regulations of which are applicable on the Bank or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, stock or capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which the Bank allocates capital resources to its obligations hereunder, is to:

	(a)	the cost to the Bank of making the Loan or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)

subject the Bank to taxes or change the basis of taxation (other than taxes or taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

	(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)

the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Document is reduced; and/or

	(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f) require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes,

then and in each case the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

17.3

The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 17.2 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same. A claim under Clause 17.2 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 17.2 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrower under this Clause 17.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

17.4

If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 17.2, the Borrower shall be entitled, on giving the Bank not less than five (5) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the fifth (5th) day from the date of receipt of such notice by the Bank. Any such notice, once given, shall he irrevocable.

18.	SURVIVAL

18.1

All of the covenants, representations and warranties made herein, in the Security Documents or in any of the documents or instruments executed and/or delivered pursuant hereto shall survive the making of the Loan and shall be binding upon the Borrower until all obligations of the Borrower arising pursuant to the terms hereof and thereof have been paid and performed in full.

19.	FURTHER ASSURANCE

19.1

The Bank reserves the right to obtain legal opinions from its counsel in any relevant country (always at the expense of the Borrower) as to the validity and enforceability of this Agreement, the Master Agreement, the other Security Documents and all documents and instruments delivered pursuant thereto and the Borrower agrees and undertakes to take all such steps and actions including, but not limited to, any alterations to this Agreement, the Master Agreement, and any of the other Security Documents or any other documents or instruments relating thereto as may be deemed necessary by such opinion or opinions.

20.	NOTICES

20.1	All statements, requests, consents and other notices (hereinafter called “Notices”) hereunder shall be in writing (letter or fax) in English language;

20.2

Notices addressed to either of the parties hereto shall be deemed to be received by the relevant party when received, however, in the case of a letter seven days after despatch and in the case of a facsimile with a confirmation report, on the same day, provided, always, that in the case of a facsimile, same was sent on a Banking Day during office hours.

20.3

If the date of despatch was not a Banking Day or the time of despatch was not during office hours such facsimile shall be deemed to have been received at the opening of business on the next Banking Day.

20.4	Notices to the Borrower shall be addressed to:

SAFE BULKERS INC. 32 Avenue Karamanli, POBox 70837, GR 16605 Voula, Athens, Greece Telefax No.: 30210 895 6900 (Attention: Chief Financial Officer)

20.5	Notices to the Bank shall be addressed to:

DEUTSCHE SCHIFFSBANK AG Domshof 17 28195 Bremen Federal Republic of Germany Telefax No.: 0049 421 3609 293

21.	ASSIGNMENT

21.1

The Borrower may not assign all or any part of its rights or obligations hereunder without the prior written consent of the Bank. The Bank is entitled to assign all or any part of its rights hereunder, provided that the Bank shall have received the prior written consent of the Borrower for any such assignment, provided always, that (i) the Borrower shall not be responsible for any costs or expenses arising in connection with the Bank effecting any such assignment and (ii) any assignee of the Bank shall only be entitled to the benefit of the provisions of Clauses 9.2 or 9.4 to the same extent that the Bank would have been had no such assignment been made.

22.	MISCELLANEOUS

22.1	The Borrower has to procure translation made by a sworn or certified translator of all documents which are not available in English or German language.

22.2	The terms and conditions of the Security Documents shall apply and are deemed to be an integral part of this Agreement, however, in case of conflict this Agreement shall prevail.

The Bank shall maintain in accordance with _______ practice a loan account evidencing the amounts from time to time borrow ________ ower, owing to the Bank (in the Loan

Currency), and paid to the ________spect of principal, interest or otherwise) hereunder and under ___________.

22.3	A person who is not a party t______ent has no right under the Contracts (Rights of Third Parties) Act 199 ______orce or to enjoy the benefit of any term of this Agreement.

23.	CHANGE OF LAW

23.1

If the introduction of or any change in any applicable law, treaty or regulation or in the interpretation thereof by any authority charged with the administration thereof shall make it unlawful for the Bank to maintain, fund or perform its obligations under this Agreement then the Bank shall forthwith give notice thereof to the Borrower whereupon the Bank will be discharged from its obligations under this Agreement and the Borrower shall, on demand by the Bank, prepay the Loan, if permitted by applicable law, (i) at the end of the then current Interest Period or (ii) on the next day on which a payment under this Agreement is due, whatever is the earlier, together with accrued interest thereon and any other unpaid amounts due to the Bank hereunder.

24.	APPLICABLE LAW

24.1	This Agreement shall be governed by, and construed in accordance with, English law.

24.2	Subject to Clause 24.4, the courts of England shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this Agreement.

24.3	The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

24.4	Clause 24.2 is for the exclusive benefit of the Bank which reserves the rights:

(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b) to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

24.5

The Borrower irrevocably appoints Mr. Savvas Savvides, 24 Exeter Road, London N14 5JY, England (tel/fax: +44 208 361 2606), to act as its agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

24.6	In this Clause 24, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

25.	EXECUTION

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their duly authorised officers or attorneys as of the day and year first above written.

SIGNED by		)
Mr. George Papadopoulos		)
for and on behalf of		)
the Borrower		)
STALOUDI SHIPPING CORPORATION,		)
of Liberia in the presence of:		) Attorney-at-law

Witness:
Name:	Angela C. Arcadis
Address:	13 Defteras Merarchias Street
Piraeus 185 35, Greece
Occupation:	Attorney-at-law

SIGNED by		)
Mr. Aristeides D. Vourdas		)
for and on behalf of		)
)
DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT		)
in the presence of:		) Attorney-at-law

Witness:
Name:	Angela C. Arcadis
Address:	13 Defteras Merarchias Street
Piraeus 185 35, Greece
Occupation:	Attorney-at-law

SCHEDULE 1

NOTICE OF DRAWING

To:	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
Domshof 17, 28195 Bremen,
Federal Republic of Germany
(the “Bank”)
[●] June, 2008

RE: Loan Agreement dated [●] June, 2008 made between (1) STALOUDI SHIPPING CORPORATION, of Liberia (the “Borrower”) and (b) the Bank in respect of a loan facility of up to US$56,600,000 (the “Loan Agreement”).

We refer to the Loan Agreement and hereby give you notice that we wish to draw the Loan in the amount of US$56,600,000 (United States Dollars Fifty six million six hundred thousand on [●], 2008 and we select a first Interest Period in respect of the Loan of ………. months. The funds should be remitted to ………. [name and number of account] with ………., New York, USA.

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes an Event of Default;

(b)

the representations and warranties contained in Clause 14 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)

the borrowing to be effected by the drawing of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)

to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr. George Papadopoulos	)
for and on behalf of	)
the Borrower	)
STALOUDI SHIPPING CORPORATION	)
of Liberia, in the presence of:	)	Attorney-at-law